Exhibit 99.1

WD-40 COMPANY REPORTS SECOND QUARTER 2013 SALES AND EARNINGS

SAN DIEGO-April 4, 2013/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the second quarter ended February 28, 2013 of $86.7 million, an increase of 1% from the second quarter last fiscal year. Year-to-date net sales were $182.0 million, up 6% from the same period last fiscal year.

Net income for the second quarter was $10.5 million, a decrease of 1% compared to the prior year fiscal quarter. Year-to-date net income was $21.4 million, an increase of 23% from the prior fiscal year period.

Summary

Second quarter multi-purpose maintenance products sales, which include the WD-40®, 3-IN-ONE® and BLUE WORKS® brands were $75.4 million, up 6% from the prior year fiscal quarter, and $157.2 million year-to-date, up 11% from the same period last fiscal year. The multi-purpose maintenance products are considered a primary focus for the Company. Homecare and cleaning products sales, which include all other brands, were $11.3 million for the second quarter, down 23%, and were $24.8 million year-to-date, down 14%, both as compared to the prior fiscal year periods. The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

Americas segment sales in the second quarter were $40.2 million, down 13% compared to the second quarter last fiscal year and were $85.6 million year-to-date, down 1% compared to the prior fiscal year period. Europe segment sales in the second quarter were $32.4 million, up 16% and were $67.6 million year-to-date, also up 16% compared to the same periods last fiscal year. Asia-Pacific segment sales were $14.1 million in the second quarter, up 18% and were $28.8 million year-to-date, up 10% compared to the same periods last fiscal year.

Diluted earnings per share were $0.66 in the second quarter, compared to $0.65 per share for the same quarter of the prior fiscal year. Year-to-date diluted earnings per share were $1.35 compared to $1.07 in the same period last fiscal year.

“We are pleased that we have turned the corner in many of our European markets and have met our expectations in these markets despite continuing economic turmoil,” said Garry Ridge, WD-40 Company president and chief executive officer. “As we celebrate our 60th anniversary as a company, we continue to think big about our future and the path forward is clearer than ever before as we maintain growth based on solid implementation of our strategic objectives.”

Net sales by segment as a percent of total net sales were as follows: for the Americas, 46% for the second quarter and 47% year-to-date; for Europe, 38% for the second quarter and 37% year-to-date; and, for Asia-Pacific, 16% for both the second quarter and year-to-date.

“We continue to execute our strategy market by market and are pleased with our continued growth,” Ridge said. “Our long-term execution approach in China is working as we make more people aware of our products and make them easier to buy, each and every day.”

Gross margin was 50.9% in the second quarter compared to 49.0% in the same quarter last fiscal year. Year-to-date, gross margin was 50.5%, compared to 48.8% in the same period last fiscal year.

“We were able to maintain our gross margin due to several factors, including the price increases we took last year to offset product cost increases, the relative stability in commodity costs and the benefits of the supply chain initiatives we implemented in China and North America,” Ridge added.

Selling, general and administrative expenses were up 9% in the second quarter to $24.0 million and were up 11% year-to-date to $49.3 million as compared to the same periods last fiscal year.

Advertising and sales promotion expenses were up 7% in the second quarter to $5.3 million compared to the same period last fiscal year and were down 11% year-to-date to $11.3 million compared to the same period last fiscal year.

The WD-40 Specialist® product line was launched in fiscal year 2012 and was expanded into additional countries in the first half of fiscal year 2013. During the second quarter of fiscal year 2013, the company also launched three additional products in the WD-40 Specialist line: WD-40 Specialist Dirt & Dust Resistant Dry Lube, WD-40 Specialist Electrical Contact Cleaner Spray and WD-40 Specialist Machine & Engine Degreaser. The company recently launched the WD-40 Specialist Motor Bike line in the UK as well.

“We are pleased with the performance of the WD-40 Specialist product line and what it does to bring the power of the WD-40 shield to new products that meet the needs of our end-users,” Ridge said. “As we planned, we continue to expand the WD-40 Specialist product line with new product offerings and in new categories, and later this year we will introduce a new line of products in the U.S. in the lawn and landscape arena.

“With our strategic focus on growing the multi-purpose maintenance products business, in March the Board of Directors authorized management to evaluate the strategic alternatives for the homecare and cleaning products in the Americas segment. To date, this evaluation is in its early stages and no decisions have been made relative to the future strategic plans for these brands,” Ridge said.

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 19, 2013 the regular quarterly cash dividend $0.31 per share payable on April 30, 2013 to shareholders of record on April 12, 2013.

On December 13, 2011, the board of directors authorized a buyback up to $50.0 million of the Company’s outstanding shares expiring on December 12, 2013. During the second quarter of 2013, WD-40 Company acquired an additional $4.4 million in shares, bringing the total purchased under this share buy-back plan to $33.7 million.

Revised Fiscal Year 2013 Guidance

WD-40 Company now expects fiscal year 2013 net sales of $356.0 million to $370.0 million. The Company expects net income of $36.5 million to $38.0 million and diluted earnings per share of $2.32 to $2.42 for fiscal year 2013 based on an estimated 15.7 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses of 7.0% to 8.0% of net sales. This guidance is based on using average fiscal year 2012 foreign currency exchange rates.

More detailed information will be available in WD-40 Company’s Form 10-Q which will be filed on April 8, 2013.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products – under the WD-40®, and 3-IN-ONE® and BLUE WORKS® brand names. The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in 187 countries worldwide and recorded sales of $343 million in fiscal year 2012. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, the introduction of new product lines and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	February 28, 2013	August 31, 2012
Assets
Current assets:
Cash and cash equivalents	$45,614	$69,719
Short-term investments	29,812	1,033
Trade accounts receivable, less allowance for doubtful accounts of $683 and $391 at February 28, 2013 and August 31, 2012, respectively	57,461	55,491
Inventories	33,579	29,797
Current deferred tax assets, net	5,546	5,551
Other current assets	6,875	4,526

Total current assets	178,887	166,117
Property and equipment, net	8,490	9,063
Goodwill	95,139	95,318
Other intangible assets, net	26,628	27,685
Other assets	2,816	2,687

Total assets	$311,960	$300,870

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,337	$21,242
Accrued liabilities	15,938	16,492
Revolving credit facility	50,000	45,000
Accrued payroll and related expenses	8,113	5,904
Income taxes payable	2,029	807

Total current liabilities	100,417	89,445
Long-term deferred tax liabilities, net	25,032	24,007
Deferred and other long-term liabilities	2,006	1,956

Total liabilities	127,455	115,408

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,323,124 and 19,208,845 shares issued at February 28, 2013 and August 31, 2012, respectively; and 15,558,855 and 15,697,534 shares outstanding at February 28, 2013 and August 31, 2012, respectively	19	19
Additional paid-in capital	129,480	126,210
Retained earnings	205,229	193,265
Accumulated other comprehensive loss	(6,504)	(2,727)
Common stock held in treasury, at cost — 3,764,269 and 3,511,311 shares at February 28, 2013 and August 31, 2012, respectively	(143,719)	(131,305)

Total shareholders’ equity	184,505	185,462

Total liabilities and shareholders’ equity	$311,960	$300,870

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	February 28, 2013	February 29, 2012	February 28, 2013	February 29, 2012
Net sales	$86,712	$85,966	$181,976	$170,911
Cost of products sold	42,586	43,823	90,123	87,430

Gross profit	44,126	42,143	91,853	83,481

Operating expenses:
Selling, general and administrative	23,956	21,907	49,285	44,544
Advertising and sales promotion	5,270	4,947	11,337	12,763
Amortization of definite-lived intangible assets	465	580	931	1,165

Total operating expenses	29,691	27,434	61,553	58,472

Income from operations	14,435	14,709	30,300	25,009
Other income (expense):
Interest income	195	69	257	121
Interest expense	(176)	(83)	(301)	(325)
Other income (expense), net	535	8	587	(172)

Income before income taxes	14,989	14,703	30,843	24,633
Provision for income taxes	4,528	4,119	9,438	7,257

Net income	$10,461	$10,584	$21,405	$17,376

Earnings per common share:
Basic	$0.67	$0.66	$1.36	$1.08

Diluted	$0.66	$0.65	$1.35	$1.07

Shares used in per share calculations:
Basic	15,585	15,953	15,639	16,014

Diluted	15,679	16,069	15,744	16,137

Dividends declared per common share	$0.31	$0.29	$0.60	$0.56

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Six Months Ended
	February 28, 2013	February 29, 2012
Operating activities:
Net income	$21,405	$17,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,438	2,475
Net (gains) losses on sales and disposals of property and equipment	(5)	33
Deferred income taxes	263	383
Excess tax benefits from settlements of stock-based equity awards	(528)	(320)
Stock-based compensation	1,369	1,678
Unrealized foreign currency exchange (gains) losses, net	(822)	820
Provision for bad debts	382	44
Changes in assets and liabilities:
Trade accounts receivable	(2,203)	(2,865)
Inventories	(4,075)	(8,408)
Other assets	(2,543)	17
Accounts payable and accrued liabilities	2,770	6,676
Accrued payroll and related expenses	1,204	(3,837)
Income taxes payable	2,610	1,618
Deferred and other long-term liabilities	58	(516)

Net cash provided by operating activities	22,323	15,174

Investing activities:
Purchases of property and equipment	(1,151)	(2,314)
Proceeds from sales of property and equipment	70	1,033
Purchases of short-term investments	(31,279)	(531)
Maturities of short-term investments	1,037	516

Net cash used in investing activities	(31,323)	(1,296)

Financing activities:
Repayments of long-term debt	—	(10,715)
Proceeds from revolving credit facility	5,000	89,600
Repayments of revolving credit facility	—	(49,600)
Dividends paid	(9,441)	(8,986)
Proceeds from issuance of common stock	2,451	984
Treasury stock purchases	(12,414)	(22,685)
Excess tax benefits from settlements of stock-based equity awards	528	320

Net cash used in financing activities	(13,876)	(1,082)

Effect of exchange rate changes on cash and cash equivalents	(1,229)	(1,494)

Net (decrease) increase in cash and cash equivalents	(24,105)	11,302
Cash and cash equivalents at beginning of period	69,719	56,393

Cash and cash equivalents at end of period	$45,614	$67,695